November 8, 2006

Mr. Thomas J. Riordan

4058 Blossom Hill Drive

Weddington, NC 28104

Dear Tom:

The Board, the senior officers of Terex, and I share a great deal of enthusiasm at the prospect of you joining our leadership team. To a person, every individual that you have met over the past several months was impressed with your capabilities, and with you as a person. We believe that you can make significant and ongoing contributions to Terex in the years ahead.

I am pleased to offer you the position of President and Chief Operating Officer, Terex Corporation based in Westport, Connecticut. You will report directly to me. As we discussed, this is a very visible position in our company and one that presents a number of challenges and opportunities.

The following represents our offer of employment:

1.	Your annualized base salary will be $750,000 per year, paid semi-monthly.

2.

You will be eligible to participate in the Terex Management Incentive Bonus Plan effective on your date of hire with a target set at 100% of your base salary (pro-rated for partial year participation). You can earn more or less than that based on Terex performance and your individual contribution toward goals. The details will be presented to you shortly after you begin employment.

3.

Subject to compliance with all applicable laws, you will be a participant in the Terex Corporation 2000 Incentive Plan. Under this Plan, you will receive an initial grant of 60,000 shares of Restricted Stock which will be issued to you on the last business day of the month during which your employment begins with the Company (the “Grant Date”). 30,000 shares vest ratably over a four (4) year period based on the Grant Date. The other 30,000 shares vest based on budget achievement (“performance shares”) for 2007-2010 at a rate of 7,500 a year. In order for the performance component to be paid out, Terex must achieve a targeted percentage (%) Return on Invested Capital (“ROIC”) for 2007, 2008, 2009, and 2010.

By way of example for 2007, the targeted percentage (%) ROIC for 2007 will be determined over the four (4) consecutive calendar quarters ending December 31, 2007 (ROIC is defined as Terex’s Corporation’s consolidated Operating Earnings / Average (Net Debt + Book Equity) for the four (4) calendar quarters ending with the fourth quarter). Since the targeted percentage (%) ROIC for 2007 , 2008, 2009, and 2010 is not known, measurements will be determined and communicated upon completion of the Terex 2007, 2008, 2009, and 2010 Annual Budgets, which are expected to be completed no later than the first quarter of 2007, 2008, 2009, and 2010.

For each 1% increase or decrease in attainment above or below the targeted percentage (%) ROIC measurement, the number of shares distributed from the annual performance component will increase or decrease by 2.5%. For attainment at or above the 120% target, the number of shares distributed will be capped at 150% of the performance shares allocated for that year. If attainment is at 80% of target, the number of shares distributed will be 50% of your performance shares allocated for that year. For performance below 80%, all performance shares allocated to that year will be forfeited.

The following chart depicts what a 7,500 performance share component for 2007 will be worth in shares distributed following the completion and filing of Terex’s December 31, 2007 financial statements, expected in early 2008:

ROIC Performance	Shares Distributed
Less than 80%	0
80%	3,750
90%	5,625
100%	7,500
110%	9,375
120% or more	11,250

4.

You will be immediately eligible to participate in the Terex Deferred Compensation Plan offered to senior level executives. This Plan provides investment options and is an alternative to use in deferring income taxes. There is a 25% matching on eligible deferrals to the Terex Stock Fund.

5.

Concerning your ongoing long term incentive opportunity, this plan is currently being redesigned under authority of the Compensation Committee of the Board of Directors of Terex Corporation for all executive management of Terex. It is expected that the Board of Directors will determine long term compensation grants on an annual basis taking into account performance of Terex as well as your personal performance. Beginning in 2007, it is intended that you will receive long term compensation consistent with that provided to other senior executive officers of Terex with a targeted annual award having a minimum economic value (as determined by the Board of Directors) of $1,500,000 as of the grant date in stock options, restricted stock, performance shares or cash, the form or combination of forms to be determined by the Board of Directors.

6.

We will provide an executive relocation package to the Westport, Connecticut area. This consists of covering closing costs on the sale and purchase of a residence, one (1) month’s salary to cover other incidental expenses of vacating and buying a new home, and temporary housing when your family relocates. You will be tax protected for those relocation costs that are not deductible.

7.

The Company will offer you a Change in Control and Severance Agreement, which agreement will be in substantially the same form as provided to other senior executive officers of Terex, that provides for two years of salary, bonus and benefits.

8.

You will be eligible to participate in the Company’s Vehicle Fleet Program with a leased vehicle such as a Mercedes E class or BMW 750 or other car appropriate for your level and position as Chief Operating Officer.

9.	You will be eligible for twenty (20) working days of vacation.

10.

You will be eligible for Company-paid financial planning assistance of up to $15,000 per year (not tax protected), an annual physical, and a health and country club membership reasonably acceptable to Terex.

11.

Terex Corporation offers a comprehensive benefits program including medical, dental, vision, life insurance, and disability benefits, a 401 (k) plan with a company match, and an employee stock purchase plan with a company match. Additional details will be mailed to you under separate cover.

12.

You will be a participant in the Terex Supplemental Executive Retirement Plan which provides an annual retirement benefit of 2% of your final five (5) year average of annual salary and bonus, for each year of Terex service up to 20 years. Following the completion of five years of service with Terex, your service of 10 years at SPX will be recognized by Terex for vesting purposes. (This means that after five years of service your benefit payable at normal retirement age would be 10 % of the 5 year average of annual salary and bonus).

13.	Your employment with Terex Corporation will start on a date to be arranged but it is expected to start no later than January 2, 2007.

If you accept this job offer, you will be required to successfully complete a background check and a drug test. Please contact Robert Brown at 203-222-5973 for information regarding the procedure and location.

Confidentiality

(a)

You agree that you will not at any time, either during the term of this Agreement or thereafter, divulge to any person, firm or corporation outside of Terex Corporation, any confidential or privileged information or trade secrets received by you during the course of your employment, with regard to the financial, business operations, manufacturing methods, processes, know-how, or procedures, or other affairs of Terex Corporation, or any of its affiliated companies, parent or subsidiaries. All such information shall be kept confidential and shall not, in any manner, be revealed to anyone, provided, however, that the foregoing provision shall not apply to any information which is or generally becomes available to the public through no breach by yourself of this Agreement.

(b) You agree that you will not at any time during the period of your employment hereunder and for a period of eighteen (18) months after the date of termination of employment, unless the termination is as a result of a change in control then in effect for you, in which event you agree that for a period of twenty-four (24) months from the date of termination, you will not, without the prior written permission of Terex Corporation, directly or indirectly, (i) enter into the employ of or render any services to any person, firm, or corporation engaged in the manufacture or sale of products currently manufactured or distributed by Terex Corporation, or if you do not have corporate wide responsibility, the divisions and subsidiaries for which you have management responsibility, which directly or indirectly compete with the business of Terex Corporation or such divisions and subsidiaries, as the case may be (a “Competitive Business”); (ii) engage in any Competitive Business for your own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; or (iv) solicit, induce or entice, or cause any other person or entity to solicit, induce or entice to leave the employ of Terex Corporation any person who was employed or retained by Terex Corporation on the date of termination of employment. However, nothing herein shall preclude you from investing your personal assets in the securities of any corporation or other business entity which is engaged in a business competitive with that of Terex Corporation if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in your beneficially owning, at any time, more than five percent (5%) of the publicly-traded equity securities of such competitor.

Employment at Will

Nothing in this offer of employment should be construed, understood or interpreted to mean, promise, guarantee or imply employment by Terex Corporation for any definite or specific length of time. Employment is strictly at will.

Tom, I want to thank you again, for your interest in Terex Corporation, and for the time you have invested in getting to know our company and our leadership team. We believe Terex has a very bright future, that you can contribute greatly to our progress, and in turn that Terex will provide you with challenging and rewarding experiences.

Please indicate your acceptance of this offer by signing the enclosed copy and returning it to me at your earliest convenience.

Sincerely,

/s/ Ronald M. DeFeo

Ronald M. DeFeo

Chairman & Chief Executive Officer

Accepted: /s/ Thomas J. Riordan

Thomas J. Riordan

Date Signed: 11/8/06